Filed pursuant to Rule 424(b)(3)
File No. 333-288759
LibreMax Asset-Backed Income Fund (the “Fund”)

Supplement dated August 6, 2026 to
the Statement of Additional Information (“SAI”) dated April 20, 2026

The following table and disclosure replaces and supersedes the corresponding table and disclosure in the Fund’s SAI in the section titled “MANAGEMENT OF THE FUND”:
Officers

Name and Year of Birth	Position(s) Held with Fund	Term of Office and Length of Time Served(1)	Principal Occupation(s) During the Past 5 Years
Benjamin J. Eirich Year of Birth: 1981	President and Principal Executive Officer	Indefinite Term; Since June 2025	Vice President, U.S. Bank Global Fund Services (2005–present)
Alyssa M. Bernard Year of Birth: 1988	Secretary	Indefinite Term; Since June 2025	Vice President, U.S. Bank Global Fund Services (2025–present and 2021–2023); General Counsel, Empowered Funds, LLC (2023–2025); Assistant Vice President, U.S. Bank Global Fund Services (2018–2021)
Christopher Conrad Year of Birth: 2000	Treasurer and Principal Financial Officer	Indefinite Term; Since August 2026	Officer, U.S. Bank Global Fund Services (2023–present); mortgage lending intern, Flagstar Bank (2022); Business Administration student (2019–2023)
Diane K. Miller Year of Birth: 1972	Chief Compliance Officer and Anti-Money Laundering Compliance Officer	Indefinite Term; Since June 2025	Vice President, U.S. Bank Global Fund Services (2023–present); Chief Compliance Officer, Christian Brothers Investment Services (2017–2022)
Thomas Nystrom Year of Birth: 2001	Assistant Treasurer	Indefinite Term; Since August 2026	Officer, U.S. Bank Global Fund Services (2024–present); personal wealth intern, Ameriprise Financial, LLC (2022); financial services intern, Trane Technologies (2023); Business Administration Student (2020–2024)
(1) Under the Bylaws, an officer serves until such Trustee’s successor is elected or qualified, or until he or she sooner resigns or is removed. Officers hold office at the pleasure of the Trustees.
Each of the Fund’s executive officers is an “interested person” of the Fund (as defined in Section 2(a)(19) of the 1940 Act) because of such executive officer’s position(s) set forth in the table above.

Please retain this Supplement for reference.